BF Borgers CPA PC
Certified Public Accountants

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

August 16, 2022

**United States Securities and Exchange Commission**
**Office of the Chief Accountant**
**100 F Street, N.E.**
**Washington, D.C. 20549**

Re: Earth Science Tech Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated August 12, 2022, of Earth Science Tech Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

B F Borgers CPA PC

**BF Borgers CPA PC**
**Certified Public Accountants**
**Lakewood, CO**